FANSTEEL ANNOUNCES ENTRY INTO PLAN OF REORGANIZATION TERM SHEET WITH KEY CREDITOR CONSTITUENCIES


     NORTH CHICAGO, Ill., May 27 -- Fansteel Inc. (OTC Pink Sheets: FNST) ("Fansteel" or the "Company") today announced that it has executed a term sheet with representatives of key creditor constituencies, including the Nuclear Regulatory Commission, the United States Environmental Protection Agency, the Pension Benefit Guaranty Corporation, the Departments of Defense and the Navy, the National Oceanic Atmospheric Administration and the Department of the Interior, on the principal terms of a reorganization plan for the Company and its domestic subsidiaries, currently operating as Chapter 11 debtors-in-possession. The reorganization plan would allow Fansteel to satisfy its environmental remediation obligations over a period of years, provide its non-environmental creditors a substantial recovery on their outstanding claims, and, potentially, provide its current shareholders with an ownership interest in the reorganized company. Implementation of the provisions of the term sheet remains subject to final documentation, voting by creditors, Bankruptcy Court approval, and other conditions. The Company expects to file a reorganization plan and other definitive documents with the Bankruptcy Court in the near future.

    Gary Tessitore, Fansteel's President and Chief Executive, said, "We believe that this term sheet is the most critical step to successfully complete the Company's reorganization process. We are currently working with many of our most significant creditors and constituents to formalize these arrangements and finalize this plan. Completion of the process will allow Fansteel to reorganize and emerge from Chapter 11 well positioned to take advantage of future opportunities in the market. The plan contemplates that the Company will emerge from bankruptcy protection in the fourth quarter of this year."

    In a related matter, Fansteel also announced that its Board of Directors has completed its preliminary review of a draft reorganization plan that had been attached as an exhibit to a May 9, 2003 motion filed by the Official Committee of Unsecured Creditors in Fansteel's Chapter 11 case for authorization to file its own reorganization plan without an accompanying disclosure statement. As a result of its review, the Board determined that the proposed Committee plan appeared to have serious infirmities in structure and content, which warranted


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further examination by the Board before determining what, if any affirmative action, would be appropriate. Accordingly, Fansteel filed an emergency motion to seek a continuance of the hearing on the Committee motion, which the Bankruptcy Court granted, ruling that the Committee would be precluded from filing any such proposed plan for a period of between 30 and 45 days, the precise duration to be determined by the Bankruptcy Court.

    As previously reported, on January 15, 2002, Fansteel Inc. and its U.S. subsidiaries filed voluntary petitions for reorganization relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court in Wilmington, Delaware. The cases have been assigned to the Honorable Judge Joseph
J. Farnan, Jr. and are being jointly administered under Case Number 02-10109.

    This release contains "forward-looking statements" as defined under the Federal Securities Laws. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) the Company's ability to successfully conclude financial and operational reorganization of the Company in a Chapter 11 process,
(ii) the Company's ability to continue to operate in the ordinary course and manage its relationships with its creditors, including its lenders, vendors and suppliers, employees and customers given the Company's financial condition,
(iii) the Company's ability to qualify for the funding conditions contained in its new credit facility with Congress Financial, (iv) further adverse changes in general economic conditions, (v) inability to obtain the necessary approvals for an amended or revised decommissioning plan and a decommissioning funding plan and further costs in decommissioning its discontinued facility in Muskogee, Oklahoma, (vi) acts of war or acts of terrorism, including the effect on the economy generally, on particular industry segments, and on the Company's ability to manage logistics in such an environment, including receipt of materials and equipment and distribution of products, (vii) the Company's ability to execute on its plans, and (viii) other one-time events and other important factors disclosed previously and from time to time in the Company's filings with the U.S. Securities and Exchange Commission. The Company is not obligated to update the forward-looking statements included in this news release except as required by law.


For further information, contact:
Gary L. Tessitore
Chairman, President and Chief Executive Officer
Fansteel Inc.
847-689-4900